                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                    ____________________

                                        SCHEDULE 13G
                                       (Rule 13d-102)

                  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO RULE 13d-2(b)
                                     (Amendment No. 9)*

                                     BARNES GROUP INC.
                ___________________________________________________________
                                      (Name of Issuer)

                                        COMMON STOCK
                ___________________________________________________________
                               (Title of Class of Securities)

                                         067806109
                        ___________________________________________
                                       (CUSIP Number)

                                     December 31, 2005
                ___________________________________________________________
                  (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                    [X] Rule 13d - 1(b)
                                    [ ] Rule 13d - 1(c)
                                    [ ] Rule 13d - 1(d)

*     The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities,  and for any subsequent amendment  containing  information which would alter  disclosures  provided in a prior cover page.

      The  information  required  on the  remainder  of this page  shall not be deemed to be
"filed"  for the purpose of Section 18 of the  Securities  Exchange  Act of 1934  ("Act") or
otherwise  subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                              (Continued on following page(s)

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 3 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Bank of America Corporation                           56-0906609

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                   555,533
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                 2,998,026
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,998,026
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                    12.58%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        HC
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 3 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         NB Holdings Corporation                         56-1857749

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                   555,533
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                 2,998,026
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,998,026
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                    12.58%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        HC
---------------------------------------------------------------------------
                              *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 4 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
      1       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

              Bank of America, NA
              94-1687665

---------------------------------------------------------------------------
---------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
              (a) [ ]
                                                              (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
      3       SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             United States
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                   481,187
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                    71,750
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                   366,731
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                 2,628,699
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,995,430
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                    12.56%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        BK
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 5 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Columbia Management Group, LLC                        94-1687665

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                    70,150
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                    70,150
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    70,150
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     0.29%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12          TYPE OF REPORTING PERSON*

                                                                        CO
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 6 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Columbia Management Advisors, LLC                     94-1687665

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                    70,150
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                    70,150
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                         0
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    70,150
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     0.29%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12          TYPE OF REPORTING PERSON*

                                                                        CO
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 7 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         NationsBanc Montgomery Holdings Corporation           56-2103478

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                     2,596
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                     2,596
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     2,596
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     0.01%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        HC
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 067806109                   13G                 Page 8 of 12 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Banc of America Securities LLC                        56-2058405

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                     2,596
                    5   SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    6   SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                     2,596
                    7   SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER                         0
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     2,596
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     0.01%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        BD
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

            Barnes Group Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            123 Main Street, Bristol, CT  06010 - 0489

Item 2(a).  Name of Person Filing:

            Bank of America Corporation
            NB Holdings Corporation
            Bank of America N.A.
            NationsBanc Montgomery Holdings Corporation
            Banc of America Securities LLC
            Columbia Management Group, LLC
            Columbia Management Advisors, LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Each  Reporting  Person has its or his  principal  business  office at 100 North
            Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC  28255.

Item 2(c).  Citizenship:

            Bank of America Corporation               Delaware
            NB Holdings Corporation                   Delaware
            Bank of America N.A.                      United States
            NationsBanc Montgomery Holdings Corporation     Delaware
            Banc of America Securities LLC            Delaware
            Columbia Management Group, LLC            Delaware
            Columbia Management Advisors, LLC         Delaware

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP Number:  067806109

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b),  or 13d-2(b) or (c), Check
            Whether the Person Filing is a:

            (a)   [  ] Broker or dealer registered under Section 15 of the Exchange Act.
            (b)   [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   [  ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d)   [ ]  Investment  company  registered  under  Section 8  of the  Investment
                  Company Act.
            (e)   [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
            (f)   [ ] An  employee  benefit  plan  or  endowment  fund  in  accordance  with
                  Rule 13d-1(b)(1)(ii)(F).
            (g)   [X] A parent  holding  company or control  person in accordance  with Rule
                  13d-1(b)(1)(ii)(G).
            (h)   [ ] A savings  association  as  defined  in  Section 3(b)  of the  Federal
                  Deposit Insurance Act.
            (i)   [ ] A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act.
            (j)   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box.  [  ]

Item 4.     Ownership:

            With respect to the beneficial  ownership of the reporting  person,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which are  incorporated herein by reference.

Item 5.     Ownership of Five Percent or Less of a Class:

            If this  statement  is being filed to report the fact that as of the date hereof the  reporting  person has ceased to be the  beneficial  owner of more than five
            percent of the class of securities, check the following  [    ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7.     Identification  and Classification of the Subsidiary which Acquired the Security
            Being Reported on By the Parent Holding Company:

            With  respect  to  Subsidiary  Identification  and  Classification,  see Items 5
            through  11 of the cover  pages to this  Schedule  13G,  which are  incorporated herein by reference.

Item 8.     Identification and Classification of Members of the Group:

            Not applicable.

Item 9.     Notice of Dissolution of Group:

            Not applicable.

Item 10.    Certification:

            By signing  below each of the  undersigned  certifies  that, to the best of such undersigned's  knowledge and belief,  the securities  referred to above were not acquired  and are not for the  purpose  of or with the  effect  of  changing  or influencing  the control of the issuer of the  securities  and were not acquired and are not  held in  connection  with or as a  participant  in any  transaction having that purpose or effect.

                                            SIGNATURE

After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

Dated:      February 3, 2006

Bank of America Corporation
NB Holdings Corporation
Bank of America NA

By:   /s/ Charles F Bowman
      Charles F Bowman
      Senior Vice President

Columbia Management Group, Inc.
Columbia Management Advisors, Inc.

By:   /s/ Keith Banks
      Keith Banks
      President

NationsBanc Montgomery Holdings Corporation

By:   /s/ Robert Qutub
      Robert Qutub
      President

Banc of America Securities LLC

By:   /s/ Robert J. Mulligan, Jr.
      Robert J. Mulligan, Jr.
      Senior Vice President

                                                                                Exhibit 99.1
                              EXHIBIT 99.1 - JOINT FILING AGREEMENT

      The undersigned  hereby agree that they are filing this statement  jointly pursuant to
Rule  13d-1(k)(1).  Each of them is  responsible  for the timely filing of such Schedule 13G and any  amendments  thereto,  and for the  completeness  and  accuracy  of the  information concerning  such  person  contained  therein;  but  none  of  them  is  responsible  for the completeness or accuracy of the information  concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      In accordance with Rule 13d-1(k)(1)  promulgated under the Securities and Exchange Act of 1934,  as amended,  the  undersigned  hereby agree to the joint filing with each other on behalf of each of them of to such a  statement  on Schedule  13G with  respect to the common stock of Barnes Group Inc.  beneficially  owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated:      February 3, 2006

Bank of America Corporation
NB Holdings Corporation
Bank of America NA

By:   /s/ Charles F Bowman
      Charles F Bowman
      Senior Vice President

Columbia Management Group, Inc.
Columbia Management Advisors, Inc.

By:   /s/ Keith Banks
      Keith Banks
      President

NationsBanc Montgomery Holdings Corporation

By:   /s/ Robert Qutub
      Robert Qutub
      President

Banc of America Securities LLC

By:   /s/ Robert J. Mulligan, Jr.
      Robert J. Mulligan, Jr.
      Senior Vice President